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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 relating to the exchange of $1.15 billion of Senior Notes of Waste Management, Inc., of our report dated March 16, 1998 relating to the consolidated financial statements of USA Waste Services, Inc. as of December 31, 1997, and for the years ended December 31, 1997 and 1996, which appears in the Waste Management, Inc. Annual Report on Form 10-K for the year ended December 31, 1998 and Current Report on Form 8-K dated September 16, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.









                                        /s/ PricewaterhouseCoopers LLP

Houston, Texas
December 17, 1999